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                                                               EXHIBIT (h)(4)(i)

                           ING INVESTMENT FUNDS, INC.
                             ING FUNDS SERVICES, LLC
                   SHAREHOLDER SERVICE AGREEMENT FEE SCHEDULE

                             EFFECTIVE JULY 30,2002

I. SHAREHOLDER SERVICING FEES:

         Telephone Calls (inbound and outbound) - $2.56

         Correspondence - $5.12

II. NOTES TO THE ABOVE FEE SCHEDULE:

A. The above schedule does not include reimbursable out-of-pocket expenses that are incurred on the Fund's behalf. Examples of reimbursable expenses include but are not limited to expenses for postage, express delivery services, envelopes, forms, telephone communication expenses and stationery supplies. Reimbursable expenses are billed separately from service fees on a monthly basis.

B. The above fees are guaranteed for a three-year period, subject to an annual increase in an amount not less than the annual percentage change in the Consumer Price Index (CPI) for all urban consumers.

Last Adjusted: July 11,2002